Exhibit 99.2

Peoples First, Inc.		Press Release
24 S. Third Street • P.O. Box 550 • Oxford, PA 19363-0550 • (610) 932-9294 • FAX (610) 998-3081

FOR IMMEDIATE RELEASE
Contact:	Nancy Stearns, Vice President	December 19, 2003

Peoples First, Inc. Announces Regular & Special Cash Dividends

Oxford, PA---Peoples First, Inc., the holding company for The Peoples Bank of Oxford reported today a regular quarterly dividend of $ .17 per share for shareholders of record on December 31, 2003 and payable on February 13, 2004.  Additionally, the Board of Directors of Peoples First, Inc. announced an additional special $.10 per share dividend for shareholders of record on December 31, 2003 and payable on February 13, 2004.

Total dividends declared in 2003 are $.74 per share, which reflects a 25.4% increase over total dividends of $.59 per share in 2002.  “We are pleased to declare our regular dividend and a special dividend for our shareholders,” commented George Mason, Chairman of Peoples First, Inc.

In addition, as previously disclosed, at a special meeting of the Board of Directors on December 17, 2003, an agreement was approved for Peoples First to merge into National Penn Bancshares Inc, Boyertown, Pennsylvania, in a stock and cash transaction valued at approximately $148 million. The anticipated effective date of the transaction is second quarter of 2004. Upon completion of the merger, The Peoples Bank of Oxford will retain its name and operate as a division of National Penn Bank.

Peoples’ president, Hugh J. Garchinsky, said, “National Penn and Peoples share the same core values and community bank structure.  The affiliation with National Penn offers us an expanded opportunity to enhance our product offerings, services, and delivery channels to both current and prospective customers.  Positioning The Peoples Bank of Oxford as a division of National Penn Bank will provide our customers with the continued benefit of a community bank philosophy with the resources of a larger organization supporting us.”

On October 21, 2003, Peoples First, Inc. reported consolidated earnings of $3,984,000 for the first nine months ended September 30, 2003, up 9.2 % from earnings of $3,650,000 for the first nine months of 2002. Basic and diluted earnings per share for first nine months of 2003 were $1.34 per share up from $1.22 per share for the first nine months of 2002.  Earnings for the third quarter ended September 30, 2003 totaled $1,498,000, up 11.6% compared to earnings of $1,342,000 for the quarter ended September 30, 2002.  Basic and diluted earnings per share for the second quarter of 2003 were $.51 per share, up from $.45 per share for the same period in 2002.

The Peoples Bank of Oxford, founded in 1913, the Bank has nine offices in Oxford, Jennersville, Jenner’s Pond, Avondale, Longwood, Kennett Square, Pennsylvania, Rising Sun, Maryland and Georgetown, Bart Township, Lancaster County, Pennsylvania.  Peoples First stock is traded over the counter under the symbol “PPFR.OB.”